Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President — Chief Financial Officer
216-621-6060

Jeff Linton
Vice President — Corporate Communication
216-621-6060
FOR IMMEDIATE RELEASE
Forest City Reports Fiscal 2010 Full-Year
and Fourth-Quarter Results
CLEVELAND, Ohio — March 30, 2011 — Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced EBDT, net earnings and revenues for the fourth quarter and full year ended January 31, 2011.
EBDT
EBDT (Earnings Before Depreciation, Amortization and Deferred Taxes) for the full year ended January 31, 2011, was $309.9 million, a new record for the company and a 2.9 percent increase compared with last year’s $301.1 million. EBDT for the fourth quarter was $43.1 million, a 45 percent decrease compared with last year’s fourth-quarter EBDT of $78.4 million.
EBDT for the fourth quarter and full year 2010 were impacted by a loss on early extinguishment of debt of $31.7 million ($0.16 on a fully diluted, per-share basis), related to inducement payments for the early exchange of a portion of the company’s 2016 Senior Notes for Class A common stock, which occurred in the final week of the fiscal year.
On a fully diluted, per-share basis, full-year 2010 EBDT was $1.59, a 20.5 percent decrease from the prior year’s $2.00 per share. Per-share EBDT for the fourth quarter of 2010 was $0.23, compared with $0.43 per share in the fourth quarter of 2009. Per-share data reflects new Class A common shares and the “if-converted” effect of convertible debt and convertible preferred stock issued in 2009 and 2010.
For an explanation of the EBDT and EBDT per share variances, see the section titled “Review and Discussion of Results” in this news release. EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) measures. A reconciliation of net earnings (the most directly comparable GAAP measure to EBDT) to EBDT is provided in the Financial Highlights table in this news release.

Net Earnings/Loss
For the full year, net earnings attributable to Forest City Enterprises, Inc., were $58.7 million, or $0.34 per share, compared with a net loss of $30.7 million, or $0.22 per share, in 2009. For the fourth quarter of 2010, net loss attributable to Forest City Enterprises, Inc. was $1.8 million, or $0.01 per share, compared with net earnings of $6.2 million, or $0.04 per share in the fourth quarter of 2009.
Net earnings in the fourth quarter were negatively impacted by impairment charges of $35.7 million ($21.4 million, net of tax), primarily related to the Village at Gulfstream Park, an unconsolidated specialty retail center in Hallandale Beach, Florida, that opened in February, 2010. The property, in which a Forest City subsidiary is 50 percent owner, is carried on the company’s books under the equity method of accounting. Due to a slower than anticipated ramp-up of the operations of the property caused by the severe recessionary environment at the time of opening, it was determined that the company was required under GAAP to recognize an impairment of its equity investment in the property. Despite this, Forest City believes strongly in the long-term viability of the center, the market area it serves, and the value proposition of both the existing property and the additional future entitlements at the site.
Revenues
Revenues for the year ended January 31, 2011, were $1.18 billion, a 4.4 percent decrease compared with prior year revenues of $1.23 billion. Fourth-quarter consolidated revenues were $297.8 million compared with $318.5 million last year.
Liquidity
At January 31, 2011, the Company had $228.0 million ($193.4 million at full consolidation) in cash on its balance sheet and $222.9 million of available capacity on the Company’s revolving line of credit.
Review and Discussion of Results
Exhibits illustrating factors impacting both fourth-quarter and full year 2010 EBDT results, compared with results for the comparable periods in 2009, are available on the Investor Relations page of the Company’s web site: www.forestcity.net, and are included in the company’s year-end 2010 Supplemental Package furnished to the Securities and Exchange Commission.
Fourth-Quarter EBDT
In the fourth quarter, total EBDT for the company was $43.1 million, down from $78.4 million in the fourth quarter of 2009.
The largest impact on fourth quarter EBDT was the previously referenced loss on early extinguishment of debt of $31.7 million ($0.16 on a per-share basis), related to inducement payments for the early exchange of a portion of the company’s 2016 Senior Notes for Class A common stock. The exchange, which occurred in the final week of Forest City’s 2010 fiscal year, moved $110 million from debt to equity on the company’s balance sheet.

In operating results, EBDT from the Commercial and Residential Segments combined (also referred to as the rental properties portfolio) decreased by $11.5 million pre-tax. The portfolio was positively impacted by increased hedging and other financial income of $8.4 million, increased gain on early extinguishment of nonrecourse mortgage debt of $5.1 million and the ramp up of new properties of $3.0 million. These increases were offset by decreased income recognized on the sale of state and federal Historic Preservation, Brownfield and New Market tax credits of $12.1 million, the 2009 income from Housing and Urban Development (HUD) replacement reserve of $11.0 million, and reduced pre-tax EBDT from properties sold of $6.2 million.
The Nets provided a fourth quarter pre-tax EBDT increase of $13.3 million due to the decrease in the company’s allocated losses.
Full-year EBDT
For the year, total EBDT was $309.9 million, a new record for the company, and up from $301.1 million in 2009.
As with EBDT results for the fourth quarter, EBDT for the year was impacted by increased loss on early extinguishment of corporate debt of $28.2 million (pre-tax), primarily related to the previously mentioned inducement payments for the early exchange of a portion of the company’s 2016 Senior Notes for Class A common stock.
For fiscal 2010, pre-tax EBDT from the Commercial and Residential Segments combined decreased $16.7 million pre-tax. Results from the portfolio were favorably impacted by lower write-offs of abandoned development projects of $16.3 million, increased NOI on the mature portfolio of $12.9 million, and the ramp up of new properties of $12.0 million. These increases were offset by reduced pre-tax EBDT from properties sold of $24.2 million, reduced gain on early extinguishment of nonrecourse mortgage debt of $16.3 million primarily due to fewer opportunities to buy back nonrecourse mortgage debt at a discount, decreased income from the HUD replacement reserve of $7.7 million, decreased EBDT from military housing of $10.7 million due to lower construction and development fee income as anticipated, and increased interest expense on the mature portfolio of $10.7 million.
Pre-tax EBDT from the Land Segment decreased $7.4 million, primarily due to the 2009 gain on early extinguishment of nonrecourse mortgage debt of $11.3 million, partially offset by increased sales.
The Nets provided a pre-tax EBDT increase of $62.9 million, primarily due to the gain on disposition of partial interest in the Nets of $31.4 million and decreased losses of $31.5 million due to a decrease in Forest City’s share of allocated losses as a result of new operating agreements entered into upon sale of the controlling interest of the team on May 12, 2010.

Corporate interest expense decreased by $17.0 million, primarily as a result of the reduction in the strike rate for corporate interest rate swaps and the retirement of various senior notes in exchange for preferred stock. Finally, EBDT was impacted by a smaller tax benefit of $11.8 million compared to prior year.
Commentary
“We’re pleased with our fiscal 2010 results overall,” said Charles A. Ratner, Forest City president and chief executive officer. “Total EBDT reached a new record level as our portfolio of rental properties continued to perform well throughout the year. We opened new signature properties, primarily in core markets, which collectively are achieving more than 175 basis points of spread to their anticipated cost of permanent debt, creating real value for the company and shareholders. We also achieved major milestones in our under-construction pipeline. In addition, we took advantage of capital market conditions to further de-leverage our balance sheet, and selectively monetized assets in our portfolio to capture value and generate liquidity. Notably, with the start of construction at Foundry Lofts at The Yards in Washington, D.C., we also began the process of unlocking embedded entitlement opportunities to fuel future growth.
“Absent the impact of our debt-for-stock exchange transaction in the last week of the 2010 fiscal year, our fourth quarter and full-year EBDT results would have been significantly higher. Despite this, our decision to take advantage of the opportunity for early conversion of $110 million of debt to equity was the right one, and we will continue to make improving our balance sheet a high priority going forward.
“Just this week, we made a significant announcement that continues our efforts to further strengthen our balance sheet and position the company for future growth. On Tuesday, we announced new joint ventures with investor Madison International Realty for ownership of a portfolio of 15 of our mature New York City metropolitan area specialty retail and entertainment centers. The transaction equates to a 6.9 percent cap rate and speaks to the quality of these assets and the significant value embedded in our portfolio.
“On March 1, 2011, we announced our senior-leadership succession plan, under which I will become chairman of the board, and David LaRue will become president and chief executive officer, effective with our annual meeting of shareholder in June of this year. Current co-chairmen of the board, Albert Ratner and Sam Miller, will become co-chairmen emeritus at that time, and will remain active with the company, but will no longer serve on the board. The succession plan has been very well received by our shareholders, associates, lenders, business partners and other constituencies.”

NOI, Occupancies and Rent
For the full year 2010, overall comparable property net operating income (NOI) increased 2.1 percent, with increases of 2.1 percent in office, 2.2 percent in retail and 2.7 percent in apartments. In the fourth quarter of 2010, comparable property NOI increased 1.1 percent compared with the prior year, with increases of 0.2 percent in office and 3.4 percent in retail, and a decrease of 0.8 percent in apartments. The fourth quarter decline in apartments was primarily due to a decrease in comparable property NOI in the senior-housing component of the portfolio as a result of the timing of receipt of government subsidies, which offset an increase in conventional apartments.
Comparable property NOI, defined as NOI from properties operated for the full year in both 2010 and 2009, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI on the full consolidation method.
Comparable occupancies at the end of 2010 were 91.2 percent in the retail portfolio, an increase of 1.1 percentage points compared with 2009. In the office portfolio, comparable occupancies decreased to 88.4 percent from 90.0 percent in 2009. The decrease in the office portfolio was due primarily to lease expirations at two office buildings in New York, partially offset by occupancy gains at the Science + Technology Park at Johns Hopkins in Baltimore.
In the residential portfolio, comparable average occupancies were 94.7 percent, compared with 92.1 percent in 2009, and comparable property net rental income (defined as total potential rent, less vacancies and concessions) ended the year at 91.6 percent, up 1.9 percentage points from 2009. In the company’s regional malls, leasing spreads decreased 5.8 percent for the year, primarily related to the company’s strategic decision to prioritize occupancy and co-tenancy in exchange for short-term rent concessions in selected lease rollovers. In the office portfolio, leasing spreads increased 13.8 percent, reflecting strength in lease renewals in the life-science segment of company’s office portfolio. Regional mall sales averaged $399 per square foot on a rolling 12-month basis, while comparable regional mall sales increased 2.7 percent, compared with results for 2009.
Debt Maturities and Financing Activity
During 2010, Forest City closed on transactions totaling $1.2 billion at the Company’s pro-rata share ($1.3 billion at full consolidation) in nonrecourse mortgage financings, including $272 million at pro-rata ($231 million at full consolidation) in refinancing, $196 million of development projects ($593 million at full consolidation) and $683 million ($521 million at full consolidation) in loan extensions and additional fundings. During the fourth quarter, the Company closed 12 loan transactions totaling $132 million at pro-rata ($107 million at full consolidation).

Since January 31, 2011, the Company has addressed, through closed loans and committed financings, $276.6 million at its pro-rata share ($296.7 million at full consolidation) of the $1.1 billion at pro-rata and full consolidation of net maturities (inclusive of notes payable) coming due in fiscal year 2011.
As of January 31, 2011 the Company’s weighted average cost of mortgage debt decreased to 5.07 percent from 5.17 percent at January 31, 2010, primarily due to a decrease in both fixed-rate and variable-rate mortgage debt. Fixed-rate mortgage debt, which represented 71 percent of the Company’s total nonrecourse mortgage debt, and is inclusive of interest rate swaps, decreased from 6.05 percent at January 31, 2010, to 5.97 percent at January 31, 2011. Variable-rate mortgage debt decreased from 3.02 percent at January 31, 2010, to 2.87 percent at January 31, 2011. (All interest rates are at full consolidation.)
“We continue to see gradual improvement in credit market conditions and availability of capital at attractive rates to finance operating properties,” Ratner said. “Throughout the recession and into the recovery, we have consistently demonstrated our ability to meet the financing needs of the portfolio, while retaining the exclusive use of non-recourse mortgage debt at the property level. This is a testament to the quality of our real estate portfolio, the long-term relationships we’ve built with lenders and the skill and perseverance of our finance teams.”
Project Updates
Openings in 2010
During 2010, Forest City opened four projects, adding $512.3 million of cost at the Company’s pro-rata share ($339.7 million on a full-consolidation basis). Openings included:
•	East River Plaza, a 527,000-square-foot big-box retail center — the first of its kind — in Manhattan. The center, which is currently 90 percent leased, includes the first Costco and Target stores in Manhattan, as well as Best Buy, Marshalls, PetSmart, Old Navy, Bob’s Discount Furniture and others. The center has brought a new type of shopping experience to many New Yorkers, and the majority of tenants report strong sales and customer traffic.
•	The East 4th and West 4th office buildings at the mixed-use Waterfront Station project in Southwest Washington, D.C. The two buildings total 631,000 square feet of office and ground-level retail space. The office component is fully leased to the District of Columbia for governmental offices, and 89 percent of the retail space is also leased.
•	The Village at Gulfstream Park, a 511,000-square-foot mixed-use retail center in Hallandale Beach, Florida. The center, which is anchored by Gulfstream Park Racetrack and Casino, includes 422,000 square feet of retail space and 89,000 square feet of Class A office space. Currently, 80 percent of the center is leased. Restaurant and home furnishings tenants have consistently reported strong sales since opening, while results for soft goods tenants have been weaker. As previously referenced, as a result of the recession and a slower than anticipated ramp-up for the property, the company recognized a fourth quarter impairment of its equity investment. Forest City is committed to the market, to the long-term value proposition of the center and to the additional future entitlements at the site.
•	Presidio Landmark, a 161-unit apartment project in the Presidio National Park in San Francisco. The project’s two components are a 154-unit adaptive re-use of a historically significant former U.S. Health Service hospital, and a small number of new, three-story townhomes, all built to a high standard of sustainability. Lease-up began in September, 2010 and the project is currently 38 percent leased.
Under Construction and 2011 openings
At the end of fiscal 2010, Forest City had four projects under construction with a total project cost of $1.7 billion at the Company’s pro-rata share ($2.7 billion at full consolidation). Three of the projects are in New York: 8 Spruce Street (formerly Beekman), a 903-unit residential tower in Manhattan, Westchester’s Ridge Hill, a mixed-use retail center in Yonkers, New York, and the Barclays Center arena, the future home of the NBA Nets in Brooklyn. The fourth is Foundry Lofts at The Yards in Washington, D.C.
At 8 Spruce Street, the Frank Gehry-designed apartment high rise in lower Manhattan, leasing activity and initial tenant move-ins are underway for the lower floors, while interior build-out continues on the upper floors. The property has received a tremendous reception from New Yorkers as well as national and international media, including praise from prominent architecture critics. Leasing activity began on February 18, 2011, and leases have already been executed for more than 50 units with 17 units already occupied. Full lease-up of the 76-story building, which has a total of 903 market-rate units, is expected to extend well into 2012. Project costs are in line with the company’s budget and the rental market in the Lower Manhattan submarket continues to be very strong.
Leasing efforts and construction continue at Westchester’s Ridge Hill, the company’s mixed-use retail project in Yonkers, New York, with commitments currently for 45 percent of the retail space. In December, 2010, Forest City’s announcement that that Lord & Taylor would anchor the center with a new, 80,000-square-foot store generated considerable interest from retailers and has added momentum to leasing efforts. The center is expected to open in phases beginning in the second quarter of this year, culminating in the Lord & Taylor opening in February, 2012. Other committed tenants include National Amusements, Whole Foods, Dick’s Sporting Goods, REI, and Cheesecake Factory, among others, as well as WESTMED Medical Group as an anchor office tenant. The market area served by Westchester’s Ridge Hill has among the most attractive retail demographics of any market in the nation.

Work continues at the Barclays Center arena at Atlantic Yards, with steel now rising several stories above ground level at the site. With the building taking shape, the reality of major league sports returning to Brooklyn has helped generate additional momentum and enthusiasm for the project. Approximately 55 percent of forecasted contractually obligated revenues are currently under contract for the arena, which is expected to open in late summer 2012.
Construction continues on Foundry Lofts, the initial residential building at The Yards mixed-use project in Washington, D.C. The apartment building is on track to be completed and commence lease-up in the third quarter of 2011. This adaptive reuse of a former Navy Yard industrial building will offer 170 loft-style apartments, including 34 two-level penthouse units, together with a small amount of street-level retail space. The Washington, D.C. real estate market continues to be one of the strongest in the country.
Year-End Summary and Outlook
“With our fiscal 2010 results, we mark the end of our second full year of successfully navigating the worst economic and real estate market conditions most of us have ever experienced,” Ratner said. “As a result, we believe Forest City is a stronger company today, with a much-improved balance sheet, dramatically reduced development risk, and a fresh sense of optimism about the future.
“Our strong operating portfolio and additional high-quality projects under construction, together with our strategic focus on core urban centers and substantial in-place entitlement in large projects in New York, Washington, Denver and other key markets, positions us well to take advantage of future growth opportunities. Though we retain an appropriate measure of caution in our outlook, we are confident in our ability to continue to build long-term value for our shareholders, associates, business partners and the communities where we live and work.”
Corporate Description
Forest City Enterprises, Inc. is a NYSE-listed national real estate company with $11.8 billion in total assets. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.
Supplemental Package
Please refer to the Investor Relations section of the Company’s website at www.forestcity.net for a Supplemental Package, which the Company will also furnish to the Securities and Exchange Commission (“SEC”) on Form 8-K. This Supplemental Package includes operating and financial information for the year ended January 31, 2011, with reconciliations of non-GAAP financial measures, such as EBDT, comparable NOI and pro-rata financial statements, to their most directly comparable GAAP financial measures.

EBDT
The Company uses an additional measure, along with net earnings, to report its operating results. This non-GAAP measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.
The Company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The Company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.
EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs and deferred income taxes; iv) preferred payment which is classified as non-controlling interest expense on the Company’s Consolidated Statements of Operations; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative or retrospective effect of change in accounting principle (net of tax). Unlike the real estate segments, EBDT for the Nets segment equals net earnings.
EBDT is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled Financial Highlights below and in the Company’s Supplemental Package, which the Company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management’s opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The Company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred taxes from real estate operations, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the Company’s current tax provision. The impairment of real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the Company’s overall financial performance and is related to the ultimate gain on dispositions of operating properties. The Company’s EBDT may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The Company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the Company operates its business. In line with industry practice, the Company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the Company generally presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the Company is deemed to be the primary beneficiary of the variable interest entities (“VIE”), even if its ownership is not 100 percent. The Company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the Company will also furnish to the SEC on Form 8-K.
Safe Harbor Language
Statements made in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on our liquidity, ability to finance or refinance projects and repay our debt, the impact of the current economic environment on our ownership, development and management of our real estate portfolio, general real estate investment and development risks, vacancies in our properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of our insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of our publicly traded securities, inflation risks, litigation risks, as well as other risks listed from time to time in the Company’s SEC filings, including but not limited to, the Company’s annual and quarterly reports.

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Year Ended January 31, 2011 and 2010
(dollars in thousands, except per share data)

	Three Months Ended				Year Ended
	January 31,		Increase (Decrease)		January 31,		Increase (Decrease)
	2011	2010	Amount	Percent	2011	2010	Amount	Percent

Operating Results:
Earnings (loss) from continuing operations	$(24,256)	$17,132	$(41,388)		$102,268	$(10,780)	$113,048
Discontinued operations, net of tax	27,858	(10,520)	38,378		(16,258)	(13,261)	(2,997)

Net earnings (loss)	3,602	6,612	(3,010)		86,010	(24,041)	110,051

Earnings from continuing operations attributable to noncontrolling interests	(5,435)	(525)	(4,910)		(22,974)	(6,727)	(16,247)
Earnings from discontinued operations attributable to noncontrolling interests (1)	—	114	(114)		(4,376)	117	(4,493)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(1,833)	$6,201	$(8,034)		$58,660	$(30,651)	$89,311

Preferred dividends	(3,850)	—	(3,850)		(11,807)	—	(11,807)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(5,683)	$6,201	$(11,884)		$46,853	$(30,651)	$77,504

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$43,149	$78,407	$(35,258)	(45.0%)	$309,875	$301,106	$8,769	2.9%

Reconciliation of Net Earnings (Loss) to Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2):

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(1,833)	$6,201	$(8,034)		$58,660	$(30,651)	$89,311

Depreciation and amortization — Real Estate Groups (7)	73,379	75,433	(2,054)		286,042	293,869	(7,827)

Amortization of mortgage procurement costs — Real Estate Groups (7)	3,617	3,850	(233)		14,341	15,583	(1,242)

Deferred income tax expense — Real Estate Groups (8)	(8,772)	(10,558)	1,786		36,432	(12,852)	49,284

Deferred income tax expense — Non-Real Estate Groups (8)
Gain on disposition of other investments	—	454	(454)		—	454	(454)

Current income tax expense on non-operating earnings: (8)
Net gain on disposition of partial interests in rental properties	5,037	—	5,037		37,483	—	37,483
Gain on disposition included in discontinued operations	5,000	—	5,000		4,902	754	4,148
Gain on disposition of unconsolidated entities	495	27,471	(26,976)		3,926	27,674	(23,748)

Straight-line rent adjustment (4)	(7,913)	(3,689)	(4,224)		(18,160)	(13,242)	(4,918)

Preference payment (6)	585	585	—		2,341	2,341	—

Impairment of consolidated real estate, net of minority interest	—	5,783	(5,783)		5,277	8,907	(3,630)

Impairment of unconsolidated real estate	35,714	1,693	34,021		72,459	36,356	36,103

Net gain on disposition of partial interests in rental properties	—	—	—		(202,878)	—	(202,878)

Gain on disposition of unconsolidated entities	(15,633)	(45,263)	29,630		(23,461)	(49,761)	26,300

Discontinued operations: (1)
Gain on disposition of rental properties	(46,527)	(1,172)	(45,355)		(51,303)	(5,720)	(45,583)
Impairment of real estate	—	17,619	(17,619)		79,603	27,394	52,209
Noncontrolling interest — Gain on disposition	—	—	—		4,211	—	4,211

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$43,149	$78,407	$(35,258)	(45.0%)	$309,875	$301,106	$8,769	2.9%

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2) (3) (5)	$0.23	$0.43	$(0.20)	(46.5%)	$1.59	$2.00	$(0.41)	(20.5%)

Diluted Earnings per Common Share:

Earnings (loss) from continuing operations	$(0.16)	$0.11	$(0.27)		$0.59	$(0.08)	$0.67
Discontinued operations, net of tax	0.18	(0.07)	0.25		(0.09)	(0.09)	—

Net earnings (loss)	0.02	0.04	(0.02)		0.50	(0.17)	0.67

Earnings from continuing operations attributable to noncontrolling interests	(0.03)	—	(0.03)		(0.13)	(0.04)	(0.09)
Earnings from discontinued operations attributable to noncontrolling interests (1)	—	—	—		(0.03)	(0.01)	(0.02)

Net earnings attributable to noncontrolling interests	(0.03)	—	(0.03)		(0.16)	(0.05)	(0.11)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(0.01)	$0.04	$(0.05)		$0.34	$(0.22)	$0.56

Preferred dividends	(0.03)	—	(0.03)		(0.07)	—	(0.07)
Interest on convertible debt	—	—	—		0.02	—	0.02
Preferred distribution on Class A Common Units	—	—	—		0.01	—	0.01

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(0.04)	$0.04	$(0.08)		$0.30	$(0.22)	$0.52

Basic weighted average shares outstanding (5)	155,643,554	155,324,478	319,076		155,485,243	139,825,349	15,659,894

Diluted weighted average shares outstanding (5)	202,691,428	187,453,699	15,237,729		200,909,266	151,890,543	49,018,723

                     Forest City Enterprises, Inc. and Subsidiaries
                      Financial Highlights
                      Year Ended January 31, 2011 and 2010
                      (dollars in thousands)

	Three Months Ended				Year Ended
	January 31,		Increase (Decrease)		January 31,		Increase (Decrease)
	2011	2010	Amount	Percent	2011	2010	Amount	Percent

Operating Earnings (a non-GAAP financial measure) and Reconciliation to Net Earnings:
Revenues from real estate operations
Commercial Group	$231,626	$248,691	$(17,065)		$934,045	$954,669	$(20,624)
Residential Group	53,597	63,063	(9,466)		211,485	257,077	(45,592)
Land Development Group	12,567	6,776	5,791		32,131	20,267	11,864
The Nets	—	—	—		—	—	—
Corporate Activities	—	—	—		—	—	—

Total Revenues	297,790	318,530	(20,740)	(6.5%)	1,177,661	1,232,013	(54,352)	(4.4%)

Operating expenses	(182,787)	(181,762)	(1,025)		(685,783)	(704,552)	18,769
Interest expense	(71,105)	(90,089)	18,984		(315,340)	(343,146)	27,806
Gain (loss) on early extinguishment of debt	(31,688)	(1,396)	(30,292)		(21,035)	36,569	(57,604)
Amortization of mortgage procurement costs (7)	(3,418)	(3,255)	(163)		(13,487)	(13,709)	222
Depreciation and amortization (7)	(61,399)	(65,911)	4,512		(243,847)	(260,223)	16,376
Interest and other income	17,862	30,080	(12,218)		52,826	53,999	(1,173)
Gain on disposition of partial interests in other investment — Nets	—	—	—		55,112	—	55,112
Equity in earnings (loss) of unconsolidated entities, including impairment	(12,742)	30,087	(42,829)		(30,194)	(15,053)	(15,141)
Impairment of unconsolidated real estate	35,714	1,693	34,021		72,459	36,356	36,103
Gain on disposition of unconsolidated entities	(15,633)	(45,263)	29,630		(23,461)	(49,761)	26,300
Revenues and interest income from discontinued operations (1)	2,169	5,804	(3,635)		17,986	30,691	(12,705)
Expenses from discontinued operations (1)	(1,843)	(6,468)	4,625		(17,661)	(30,604)	12,943

Operating loss (a non-GAAP financial measure)	(27,080)	(7,950)	(19,130)		25,236	(27,420)	52,656

Income tax expense (8)	23,231	(13,369)	36,600		(69,720)	12,229	(81,949)
Income tax expense from discontinued operations (1) (8)	(18,995)	6,591	(25,586)		11,717	8,326	3,391
Income tax expense on non-operating earnings items (see below)	9,831	8,275	1,556		44,598	(6,662)	51,260

Operating earnings (loss), net of tax (a non-GAAP financial measure)	(13,013)	(6,453)	(6,560)		11,831	(13,527)	25,358

Impairment of consolidated real estate	—	(5,783)	5,783		(6,803)	(8,907)	2,104

Impairment of unconsolidated real estate	(35,714)	(1,693)	(34,021)		(72,459)	(36,356)	(36,103)

Gain on disposition of unconsolidated entities	15,633	45,263	(29,630)		23,461	49,761	(26,300)

Gain (loss) on disposition of partial interest in rental properties	—	—	—		202,878	—	202,878

Gain (loss) on disposition of rental properties included in discontinued operations (1)	46,527	1,172	45,355		51,303	5,720	45,583

Impairment of real estate included in discontinued operations (1)	—	(17,619)	17,619		(79,603)	(27,394)	(52,209)
Income tax benefit (expense) on non-operating earnings: (8)
Impairment of consolidated real estate	—	2,244	(2,244)		2,048	3,455	(1,407)
Impairment of unconsolidated real estate	14,277	656	13,621		28,527	14,100	14,427
Gain on disposition of partial interest in rental properties	825	—	825		(77,852)	—	(77,852)
Gain on disposition of unconsolidated entities	(6,063)	(17,554)	11,491		(9,099)	(19,299)	10,200
Gain on disposition of rental properties included in discontinued operations	(18,870)	(454)	(18,416)		(19,094)	(2,218)	(16,876)
Impairment of real estate included in discontinued operations	—	6,833	(6,833)		30,872	10,624	20,248

Income tax expense on non-operating earnings (see above)	(9,831)	(8,275)	(1,556)		(44,598)	6,662	(51,260)

Net earnings (loss)	3,602	6,612	(3,010)		86,010	(24,041)	110,051

Noncontrolling Interests

Earnings from continuing operations attributable to noncontrolling interests	(5,435)	(525)	(4,910)		(22,974)	(6,727)	(16,247)

Earnings from discontinued operations attributable to noncontrolling interests (1)
Operating earnings	—	114	(114)		(165)	117	(282)
Impairment of Real Estate	—	—	—		—	—	—
Gain on disposition of rental properties	—	—	—		(4,211)	—	(4,211)

	—	114	(114)		(4,376)	117	(4,493)

Noncontrolling Interests	(5,435)	(411)	(5,024)		(27,350)	(6,610)	(20,740)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(1,833)	$6,201	$(8,034)		$58,660	$(30,651)	$89,311

Preferred dividends	(3,850)	—	(3,850)		(11,807)	—	(11,807)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(5,683)	$6,201	$(11,884)		$46,853	$(30,651)	$77,504

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Year Ended January 31, 2011 and 2010
(in thousands)
1) All earnings of properties which have been sold or are held for sale are reported as discontinued operations assuming no significant continuing involvement.
2) The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company’s Consolidated Statement of Earnings; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative or retrospective effect of change in accounting principle (net of tax). See our discussion of EBDT in the news release.
3) For the three and twelve months ended January 31, 2011, the calculation of EBDT per share under the if-converted method requires an adjustment for interest of $2,631 and $10,551, respectively, related to the 3.625% Puttable Senior Notes and the 5% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $45,780 and $320,426 for the three and twelve months ended January 31, 2011, respectively.
For the three and twelve months ended January 31, 2010, the calculation of EBDT per share under the if-converted method requires an adjustment for interest of $2,641 and $3,051, respectively, related to the 3.625% Puttable Senior Notes and the 5% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $81,048 and $304,157 for the three and twelve months ended January 31, 2010, respectively.
4) The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to accounting for leases. The straight-line rent adjustment is recorded as an increase or decrease to revenue or operating expense from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.
5) For the three months ended January 31, 2011, the effect of 47,047,874 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the three months ended January 31, 2011, diluted weighted average shares outstanding of 202,691,428 were used to arrive at $0.23/share.)
For the twelve months ended January 31, 2011, weighted average shares issuable upon the conversion of preferred stock and 2016 Notes of 13,115,165 and 14,356,215, respectively, are not included in the calculation of earnings per share because they are anti-dilutive. They are included in the calculation of EBDT per share because they are dilutive to this measure.
For the three and twelve months ended January 31, 2010, the effect of 32,129,221 and 12,065,194 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the three and twelve months ended January 31, 2010, diluted weighted average shares outstanding of 187,453,699 and 151,890,543 were used to arrive at $0.43/share and $2.00/share, respectively.)
6) The preference payment represents the respective period’s share of the annual preferred payment in connection with the issuance of Class A Common Units in exchange for Bruce C. Ratner’s noncontrolling interest in the Forest City Ratner Companies portfolio.
7) The following table provides detail of depreciation and amortization and amortization of mortgage procurement costs.

	Depreciation and Amortization		Depreciation and Amortization
	Three Months Ended January 31,		Year Ended January 31,
	2011	2010	2011	2010

Full Consolidation	$61,399	$65,911	$243,847	$260,223
Non-Real Estate	(1,091)	(3,108)	(5,028)	(13,480)

Real Estate Groups Full Consolidation	60,308	62,803	238,819	246,743
Real Estate Groups related to noncontrolling interest	(2,344)	(1,717)	(9,267)	(5,037)
Real Estate Groups Unconsolidated	15,237	12,654	52,194	43,868
Real Estate Groups Discontinued Operations	178	1,693	4,296	8,295

Real Estate Groups Pro-Rata Consolidation	$73,379	$75,433	$286,042	$293,869

	Amortization of Mortgage Procurement Costs		Amortization of Mortgage Procurement Costs
	Three Months Ended January 31,		Year Ended January 31,
	2011	2010	2011	2010

Full Consolidation	$3,418	$3,255	$13,487	$13,709
Non-Real Estate	—	—	—	—

Real Estate Groups Full Consolidation	3,418	3,255	13,487	13,709
Real Estate Groups related to noncontrolling interest	(422)	(117)	(1,514)	(565)
Real Estate Groups Unconsolidated	614	639	2,245	2,126
Real Estate Groups Discontinued Operations	7	73	123	313

Real Estate Groups Pro-Rata Consolidation	$3,617	$3,850	$14,341	$15,583

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Year Ended January 31, 2011 and 2010
(in thousands)
8) The following table provides detail of Income Tax Expense (Benefit):

	Three Months Ended January 31,		Year Ended January 31,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
(A) Operating earnings
Current	$(10,900)	$(11,975)	$(41,684)	$(20,680)
Deferred	(3,292)	10,690	55,028	6,707

	(14,192)	(1,285)	13,344	(13,973)

(B) Impairment of consolidated and unconsolidated real estate
Deferred — Consolidated real estate	—	(2,244)	(2,048)	(3,455)
Deferred — Unconsolidated real estate	(14,277)	(656)	(28,527)	(14,100)

	(14,277)	(2,900)	(30,575)	(17,555)

(C) Net gain on disposition of partial interests in rental properties
Current	5,037	—	37,483	—
Deferred	(5,862)	—	40,369	—

	(825)	—	77,852	—

(D) Gain on disposition of unconsolidated entities
Current	495	27,471	3,926	27,674
Deferred	5,568	(9,917)	5,173	(8,375)

	6,063	17,554	9,099	19,299

Subtotal (A) (B) (C) (D)
Current	(5,368)	15,496	(275)	6,994
Deferred	(17,863)	(2,127)	69,995	(19,223)

Income tax expense	(23,231)	13,369	69,720	(12,229)

(E) Discontinued operations
Operating earnings
Current	(378)	(543)	(1,534)	(1,484)
Deferred	503	331	1,595	1,564

	125	(212)	61	80

Gain on disposition of rental properties
Current	5,000	—	4,902	754
Deferred	13,870	—	14,192	1,010

	18,870	—	19,094	1,764

Gain on disposition of Lumber Group
Current	—	—	—	—
Deferred	—	454	—	454

	—	454	—	454

Impairment of real estate
Current	—	—	—	—
Deferred	—	(6,833)	(30,872)	(10,624)

	—	(6,833)	(30,872)	(10,624)

	18,995	(6,591)	(11,717)	(8,326)

Grand Total (A) (B) (C) (D) (E)
Current	(746)	14,953	3,093	6,264
Deferred	(3,490)	(8,175)	54,910	(26,819)

	$(4,236)	$6,778	$58,003	$(20,555)

Recap of Grand Total:
Real Estate Groups
Current	2,629	15,766	23,593	14,740
Deferred	(8,772)	(10,558)	36,432	(12,852)

	(6,143)	5,208	60,025	1,888

Non-Real Estate Groups
Current	(3,375)	(813)	(20,500)	(8,476)
Deferred	5,282	2,383	18,478	(13,967)

	1,907	1,570	(2,022)	(22,443)

Grand Total	$(4,236)	$6,778	$58,003	$(20,555)

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Three Months Ended January 31, 2011					Three Months Ended January 31, 2010
			Plus					Plus
	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata
	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)

Revenues from real estate operations	$297,790	$19,007	$80,167	$2,170	$361,120	$318,530	$12,655	$70,909	$5,727	$382,511
Exclude straight-line rent adjustment (1)	(9,015)	—	—	(144)	(9,159)	(5,107)	—	—	(176)	(5,283)

Adjusted revenues	288,775	19,007	80,167	2,026	351,961	313,423	12,655	70,909	5,551	377,228

Add interest and other income	17,862	611	381	(1)	17,631	30,080	175	20,910	1	50,816

Add equity in earnings (loss) of unconsolidated entities, including impairment	(12,742)	1,719	14,081	—	(380)	30,087	5	(30,338)	—	(256)
Exclude gain on disposition of unconsolidated entities	(15,633)	—	15,633	—	—	(45,263)	—	45,263	—	—
Exclude impairment of unconsolidated real estate	35,714	—	(35,714)	—	—	1,693	—	(1,693)	—	—
Exclude depreciation and amortization of unconsolidated entities (see below)	15,851	—	(15,851)	—	—	13,293	—	(13,293)	—	—

Adjusted total income	329,827	21,337	58,697	2,025	369,212	343,313	12,835	91,758	5,552	427,788

Operating expenses	182,787	9,454	39,254	893	213,480	181,762	6,551	71,105	2,769	249,085
Add back non-Real Estate depreciation and amortization (b)	1,091	—	—	—	1,091	3,108	—	2,583	—	5,691
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	—	—	—	—	—	—	—	161	—	161
Exclude straight-line rent adjustment (2)	(1,246)	—	—	—	(1,246)	(1,594)	—	—	—	(1,594)
Exclude preference payment	(585)	—	—	—	(585)	(585)	—	—	—	(585)

Adjusted operating expenses	182,047	9,454	39,254	893	212,740	182,691	6,551	73,849	2,769	252,758

Net operating income	147,780	11,883	19,443	1,132	156,472	160,622	6,284	17,909	2,783	175,030

Interest expense	(71,105)	(3,682)	(22,228)	(765)	(90,416)	(90,089)	(3,925)	(16,955)	(1,743)	(104,862)

Gain (loss) on early extinguishment of debt	(31,688)	—	2,785	—	(28,903)	(1,396)	—	(954)	—	(2,350)

Equity in earnings (loss) of unconsolidated entities, including impairment	12,742	(1,719)	(14,081)	—	380	(30,087)	(5)	30,338	—	256

Gain on disposition of unconsolidated entities	15,633	—	—	—	15,633	45,263	—	—	—	45,263

Impairment of unconsolidated real estate	(35,714)	—	—	—	(35,714)	(1,693)	—	—	—	(1,693)

Depreciation and amortization of unconsolidated entities (see above)	(15,851)	—	15,851	—	—	(13,293)	—	13,293	—	—

Net gain on disposition of rental properties and partial interests in rental properties	—	—	—	46,527	46,527	—	—	—	1,172	1,172

Impairment of consolidated real estate	—	—	—	—	—	(5,783)	—	—	(17,619)	(23,402)

Depreciation and amortization — Real Estate Groups (a)	(60,308)	(2,344)	(15,237)	(178)	(73,379)	(62,803)	(1,717)	(12,654)	(1,693)	(75,433)

Amortization of mortgage procurement costs — Real Estate Groups (c)	(3,418)	(422)	(614)	(7)	(3,617)	(3,255)	(117)	(639)	(73)	(3,850)

Straight-line rent adjustment (1) + (2)	7,769	—	—	144	7,913	3,513	—	—	176	3,689

Preference payment	(585)	—	—	—	(585)	(585)	—	—	—	(585)

Earnings (loss) before income taxes	(34,745)	3,716	(14,081)	46,853	(5,689)	414	520	30,338	(16,997)	13,235

Income tax provision	23,231	—	—	(18,995)	4,236	(13,369)	—	—	6,591	(6,778)
Equity in earnings (loss) of unconsolidated entities, including impairment	(12,742)	1,719	14,081	—	(380)	30,087	5	(30,338)	—	(256)

Earnings (loss) from continuing operations	(24,256)	5,435	—	27,858	(1,833)	17,132	525	—	(10,406)	6,201

Discontinued operations, net of tax	27,858	—	—	(27,858)	—	(10,520)	(114)	—	10,406	—

Net earnings	3,602	5,435	—	—	(1,833)	6,612	411	—	—	6,201

Noncontrolling interests
Earnings from continuing operations attributable to noncontrolling interests	(5,435)	(5,435)	—	—	—	(525)	(525)	—	—	—
Earnings from discontinued operations attributable to noncontrolling interests	—	—	—	—	—	114	114	—	—	—

Noncontrolling interests	(5,435)	(5,435)	—	—	—	(411)	(411)	—	—	—

Net earnings attributable to Forest City Enterprises, Inc.	$(1,833)	$—	$—	$—	$(1,833)	$6,201	$—	$—	$—	$6,201

Preferred dividends	(3,850)	—	—	—	(3,850)	—	—	—	—	—

Net earnings attributable to Forest City Enterprises, Inc. common shareholders	$(5,683)	$—	$—	$—	$(5,683)	$6,201	$—	$—	$—	$6,201

(a) Depreciation and amortization — Real Estate Groups	$60,308	$2,344	$15,237	$178	$73,379	$62,803	$1,717	$12,654	$1,693	$75,433
(b) Depreciation and amortization — Non-Real Estate	1,091	—	—	—	1,091	3,108	—	2,583	—	5,691

Total depreciation and amortization	$61,399	$2,344	$15,237	$178	$74,470	$65,911	$1,717	$15,237	$1,693	$81,124

(c) Amortization of mortgage procurement costs — Real Estate Groups	$3,418	$422	$614	$7	$3,617	$3,255	$117	$639	$73	$3,850
(d) Amortization of mortgage procurement costs — Non-Real Estate	—	—	—	—	—	—	—	161	—	161

Total amortization of mortgage procurement costs	$3,418	$422	$614	$7	$3,617	$3,255	$117	$800	$73	$4,011

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Year Ended January 31, 2011					Year Ended January 31, 2010
			Plus					Plus
	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata
	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)

Revenues from real estate operations	$1,177,661	$68,419	$316,900	$17,848	$1,443,990	$1,232,013	$50,432	$303,029	$30,378	$1,514,988
Exclude straight-line rent adjustment (1)	(22,883)	—	—	(609)	(23,492)	(18,824)	—	—	(869)	(19,693)

Adjusted revenues	1,154,778	68,419	316,900	17,239	1,420,498	1,213,189	50,432	303,029	29,509	1,495,295

Add interest and other income	52,826	2,635	15,666	6	65,863	53,999	718	54,476	6	107,763
Add gain on disposition of partial interests in other investment — Nets	55,112	23,675	—	—	31,437	—	—	—	—	—

Add equity in earnings (loss) of unconsolidated entities, including impairment	(30,194)	(4,613)	19,507	—	(6,074)	(15,053)	(76)	15,769	—	792
Exclude gain on disposition of unconsolidated entities	(23,461)	—	23,461	—	—	(49,761)	—	49,761	—	—
Exclude impairment of unconsolidated real estate	72,459	—	(72,459)	—	—	36,356	—	(36,356)	—	—
Exclude depreciation and amortization of unconsolidated entities (see below)	54,439	—	(54,439)	—	—	45,994	—	(45,994)	—	—

Adjusted total income	1,335,959	90,116	248,636	17,245	1,511,724	1,284,724	51,074	340,685	29,515	1,603,850

Operating expenses	685,783	36,392	169,265	7,451	826,107	704,552	24,006	259,085	12,286	951,917
Add back non-Real Estate depreciation and amortization (b)	5,028	—	878	—	5,906	13,480	—	14,931	—	28,411
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	—	—	69	—	69	—	—	563	—	563
Exclude straight-line rent adjustment (2)	(5,332)	—	—	—	(5,332)	(6,451)	—	—	—	(6,451)
Exclude preference payment	(2,341)	—	—	—	(2,341)	(2,341)	—	—	—	(2,341)

Adjusted operating expenses	683,138	36,392	170,212	7,451	824,409	709,240	24,006	274,579	12,286	972,099

Net operating income	652,821	53,724	78,424	9,794	687,315	575,484	27,068	66,106	17,229	631,751

Interest expense	(315,340)	(18,690)	(81,184)	(5,824)	(383,658)	(343,146)	(14,739)	(66,850)	(9,286)	(404,543)

Gain (loss) on early extinguishment of debt	(21,035)	247	2,760	—	(18,522)	36,569	—	744	—	37,313

Equity in earnings (loss) of unconsolidated entities, including impairment	30,194	4,613	(19,507)	—	6,074	15,053	76	(15,769)	—	(792)

Gain on disposition of unconsolidated entities	23,461	—	—	—	23,461	49,761	—	—	—	49,761

Impairment of unconsolidated real estate	(72,459)	—	—	—	(72,459)	(36,356)	—	—	—	(36,356)

Depreciation and amortization of unconsolidated entities (see above)	(54,439)	—	54,439	—	—	(45,994)	—	45,994	—	—

Net gain on disposition of rental properties and partial interests in rental properties	202,878	—	—	47,092	249,970	—	—	—	5,720	5,720

Impairment of consolidated real estate	(6,803)	(1,526)	—	(79,603)	(84,880)	(8,907)	—	—	(27,394)	(36,301)

Depreciation and amortization — Real Estate Groups (a)	(238,819)	(9,267)	(52,194)	(4,296)	(286,042)	(246,743)	(5,037)	(43,868)	(8,295)	(293,869)

Amortization of mortgage procurement costs — Real Estate Groups (c)	(13,487)	(1,514)	(2,245)	(123)	(14,341)	(13,709)	(565)	(2,126)	(313)	(15,583)

Straight-line rent adjustment (1) + (2)	17,551	—	—	609	18,160	12,373	—	—	869	13,242

Preference payment	(2,341)	—	—	—	(2,341)	(2,341)	—	—	—	(2,341)

Earnings (loss) before income taxes	202,182	27,587	(19,507)	(32,351)	122,737	(7,956)	6,803	(15,769)	(21,470)	(51,998)

Income tax provision	(69,720)	—	—	11,717	(58,003)	12,229	—	—	8,326	20,555
Equity in earnings (loss) of unconsolidated entities, including impairment	(30,194)	(4,613)	19,507	—	(6,074)	(15,053)	(76)	15,769	—	792

Earnings (loss) from continuing operations	102,268	22,974	—	(20,634)	58,660	(10,780)	6,727	—	(13,144)	(30,651)

Discontinued operations, net of tax	(16,258)	4,376	—	20,634	—	(13,261)	(117)	—	13,144	—

Net earnings (loss)	86,010	27,350	—	—	58,660	(24,041)	6,610	—	—	(30,651)

Noncontrolling interests

Earnings from continuing operations attributable to noncontrolling interests	(22,974)	(22,974)	—	—	—	(6,727)	(6,727)	—	—	—
Earnings from discontinued operations attributable to noncontrolling interests	(4,376)	(4,376)	—	—	—	117	117	—	—	—

Noncontrolling interests	(27,350)	(27,350)	—	—	—	(6,610)	(6,610)	—	—	—

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$58,660	$—	$—	$—	$58,660	$(30,651)	$—	$—	$—	$(30,651)

Preferred dividends	(11,807)	—	—	—	(11,807)	—	—	—	—	—

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$46,853	$—	$—	$—	$46,853	$(30,651)	$—	$—	$—	$(30,651)

(a) Depreciation and amortization — Real Estate Groups	$238,819	$9,267	$52,194	$4,296	$286,042	$246,743	$5,037	$43,868	$8,295	$293,869
(b) Depreciation and amortization — Non-Real Estate	5,028	—	878	—	5,906	13,480	—	14,931	—	28,411

Total depreciation and amortization	$243,847	$9,267	$53,072	$4,296	$291,948	$260,223	$5,037	$58,799	$8,295	$322,280

(c) Amortization of mortgage procurement costs — Real Estate Groups	$13,487	$1,514	$2,245	$123	$14,341	$13,709	$565	$2,126	$313	$15,583
(d) Amortization of mortgage procurement costs — Non-Real Estate	—	—	69	—	69	—	—	563	—	563

Total amortization of mortgage procurement costs	$13,487	$1,514	$2,314	$123	$14,410	$13,709	$565	$2,689	$313	$16,146

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended January 31, 2011					Three Months Ended January 31, 2010					% Change

			Plus					Plus
		Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Pro-Rata
	Full Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	(Non-GAAP)

Commercial Group
Retail

Comparable	$59,702	$2,913	$5,438	$—	$62,227	$57,364	$2,658	$5,464	$—	$60,170	4.1%	3.4%

Total	59,073	2,915	8,036	1,132	65,326	59,927	2,611	5,581	2,111	65,008

Office Buildings

Comparable	57,638	2,382	1,537	—	56,793	57,833	2,685	1,506	—	56,654	(0.3%)	0.2%

Total	64,886	6,125	118	—	58,879	65,248	2,608	1,506	—	64,146

Hotels

Comparable	1,788	—	553	—	2,341	2,140	—	564	—	2,704	(16.4%)	(13.4%)

Total	1,788	—	553	—	2,341	2,140	—	564	—	2,704

Earnings from Commercial Land Sales	282	—	—	—	282	(144)	—	—	—	(144)

Other (1)	3,361	(26)	1,966	—	5,353	4,159	423	(1,052)	—	2,684

Total Commercial Group
Comparable	119,128	5,295	7,528	—	121,361	117,337	5,343	7,534	—	119,528	1.5%	1.5%

Total	129,390	9,014	10,673	1,132	132,181	131,330	5,642	6,599	2,111	134,398

Residential Group Apartments

Comparable	25,346	543	6,606	—	31,409	25,729	468	6,389	—	31,650	(1.5%)	(0.8%)

Total	29,441	2,315	8,447	—	35,573	38,714	860	8,706	672	47,232

Military Housing

Comparable	—	—	—	—	—	—	—	—	—	—

Total	7,142	—	378	—	7,520	8,522	(451)	311	—	9,284

Other (1)	(2,818)	170	(191)	—	(3,179)	4,805	(11)	—	—	4,816

Total Residential Group

Comparable	25,346	543	6,606	—	31,409	25,729	468	6,389	—	31,650	(1.5%)	(0.8%)

Total	33,765	2,485	8,634	—	39,914	52,041	398	9,017	672	61,332

Total Rental Properties

Comparable	144,474	5,838	14,134	—	152,770	143,066	5,811	13,923	—	151,178	1.0%	1.1%

Total	163,155	11,499	19,307	1,132	172,095	183,371	6,040	15,616	2,783	195,730

Land Development Group	2,941	384	136	—	2,693	365	244	(323)	—	(202)

The Nets
Operations	(312)	—	—	—	(312)	(13,648)	—	2,616	—	(11,032)
Gain on disposition of partial interest	—	—	—	—	—	—	—	—	—	—

Total	(312)	—	—	—	(312)	(13,648)	—	2,616	—	(11,032)

Corporate Activities	(18,004)	—	—	—	(18,004)	(9,466)	—	—	—	(9,466)

Grand Total	$147,780	$11,883	$19,443	$1,132	$156,472	$160,622	$6,284	$17,909	$2,783	$175,030

(1)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of historic and new market tax credit income. Write-offs of abandoned development projects for the three months ended January 31, 2011 were $7,378 at both full and pro-rata consolidation compared to $5,490 for the three months ended January 31, 2010 at both full and pro-rata consolidation.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Year Ended January 31, 2011					Year Ended January 31, 2010					% Change

			Plus					Plus
		Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Pro-Rata
	Full Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	(Non-GAAP)

Commercial Group
Retail

Comparable	$236,459	$11,366	$21,643	$—	$246,736	$229,780	$10,448	$22,055	$—	$241,387	2.9%	2.2%

Total	250,055	11,379	24,738	8,894	272,308	241,481	11,351	22,350	10,641	263,121

Office Buildings

Comparable	235,545	10,496	15,297	—	240,346	238,106	10,407	7,782	—	235,481	(1.1%)	2.1%

Total	259,111	20,508	9,950	—	248,553	257,147	10,446	7,782	—	254,483

Hotels

Comparable	11,501	—	1,480	—	12,981	11,997	—	1,510	—	13,507	(4.1%)	(3.9%)

Total	11,501	—	1,480	—	12,981	11,997	—	1,510	—	13,507

Earnings from Commercial Land Sales	4,652	14	—	—	4,638	5,416	476	—	—	4,940

Other (1)	(3,547)	(762)	7,132	—	4,347	(6,677)	946	(2,561)	(677)	(10,861)

Total Commercial Group

Comparable	483,505	21,862	38,420	—	500,063	479,883	20,855	31,347	—	490,375	0.8%	2.0%

Total	521,772	31,139	43,300	8,894	542,827	509,364	23,219	29,081	9,964	525,190

Residential Group Apartments

Comparable	96,723	2,504	27,043	—	121,262	99,151	2,042	20,969	—	118,078	(2.4%)	2.7%

Total	113,883	4,371	31,898	900	142,310	128,316	3,749	29,611	7,265	161,443

Military Housing

Comparable	—	—	—	—	—	—	—	—	—	—

Total	26,966	(37)	1,503	—	28,506	37,424	(303)	1,044	—	38,771

Other (1)	(3,515)	87	238	—	(3,364)	(16,817)	(18)	231	—	(16,568)

Total Residential Group

Comparable	96,723	2,504	27,043	—	121,262	99,151	2,042	20,969	—	118,078	(2.4%)	2.7%

Total	137,334	4,421	33,639	900	167,452	148,923	3,428	30,886	7,265	183,646

Total Rental Properties

Comparable	580,228	24,366	65,463	—	621,325	579,034	22,897	52,316	—	608,453	0.2%	2.1%

Total	659,106	35,560	76,939	9,794	710,279	658,287	26,647	59,967	17,229	708,836

Land Development Group	5,278	732	339	—	4,885	2,007	421	(1,925)	—	(339)

The Nets
Operations	(18,318)	(6,243)	1,146	—	(10,929)	(43,489)	—	8,064	—	(35,425)
Gain on disposition of partial interest	55,112	23,675	—	—	31,437	—	—	—	—	—

Total	36,794	17,432	1,146	—	20,508	(43,489)	—	8,064	—	(35,425)

Corporate Activities	(48,357)	—	—	—	(48,357)	(41,321)	—	—	—	(41,321)

Grand Total	$652,821	$53,724	$78,424	$9,794	$687,315	$575,484	$27,068	$66,106	$17,229	$631,751

(1)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of historic and new market tax credit income. Write-offs of abandoned development projects for the year ended January 31, 2011 were $8,056 at full consolidation and $10,613 at pro-rata consolidation compared to $26,888 for the year ended January 31, 2010 at both full and pro-rata consolidation.

Openings and Acquisitions as of January 31, 2011

								Cost at FCE
			Date		Pro-Rata	Cost at Full	Total Cost	Pro-Rata Share	Sq. ft./	Gross
		Dev (D)	Opened /	FCE Legal	FCE % (a)	Consolidation	at 100%	(Non-GAAP) (c)	No. of	Leasable	Lease
Property	Location	Acq (A)	Acquired	Ownership % (a)	(1)	(GAAP) (b)	(2)	(1) X (2)	Units	Area	Commitment %
2010 (4)						(in millions)
Retail Centers:
Village at Gulfstream Park (d)	Hallandale Beach, FL	D	Q1-10	50.0%	50.0%	$0.0	$214.2	$107.1	511,000 (i)	511,000	80%
East River Plaza (d) (e)	Manhattan, NY	D	Q2-10	35.0%	50.0%	0.0	390.6	195.3	527,000	527,000	90%

						$0.0	$604.8	$302.4	1,038,000	1,038,000

Office:
Waterfront Station — East 4th & West 4th Buildings	Washington, D.C.	D	Q1-10	45.0%	45.0%	$236.0	$236.0	$106.2	631,000 (j)		99%

Residential:
Presidio Landmark	San Francisco, CA	D	Q3-10	100.0%	100.0%	$103.7	$103.7	$103.7	161		38%

Total 2010 (f)						$339.7	$944.5	$512.3

Prior Two Years Openings (17)
Retail Centers:
Promenade in Temecula Expansion	Temecula, CA	D	Q1-09	75.0%	100.0%	$113.4	$113.4	$113.4	127,000	127,000	83%
Orchard Town Center	Westminster, CO	D	Q1-08	100.0%	100.0%	148.3	148.3	148.3	980,000	565,000	82%
Shops at Wiregrass	Tampa, FL	D	Q3-08	50.0%	100.0%	147.5	147.5	147.5	642,000	352,000	93%
White Oak Village	Richmond, VA	D	Q3-08	50.0%	100.0%	66.1	66.1	66.1	800,000	294,000	76%

						$475.3	$475.3	$475.3	2,549,000	1,338,000

Office:
818 Mission Street (d)	San Francisco, CA	A	Q1-08	50.0%	50.0%	$0.0	$15.8	$7.9	28,000		80%
Johns Hopkins - 855 North Wolfe Street	East Baltimore, MD	D	Q1-08	76.6%	76.6%	89.8	89.8	68.8	279,000		84%
Mesa Del Sol — Aperture Center (d)	Albuquerque, NM	D	Q4-08	47.5%	47.5%	0.0	16.2	7.7	74,000		16%
Mesa Del Sol — Fidelity (d) (g)	Albuquerque, NM	D	Q4-08/Q3-09	47.5%	47.5%	0.0	20.4	9.7	210,000		100%

						$89.8	$142.2	$94.1	591,000

Residential (h):
North Church Towers	Parma Heights, OH	A	Q3-09	100.0%	100.0%	$5.0	$5.0	$5.0	399		90%
DKLB BKLN (formerly 80 DeKalb) (g)	Brooklyn, NY	D	Q4-09/10	80.0%	100.0%	157.8	157.8	157.8	365		99%
Lucky Strike	Richmond, VA	D	Q1-08	100.0%	100.0%	35.2	35.2	35.2	131		95%
Uptown Apartments (d) (g)	Oakland, CA	D	Q1-08/Q4-08	50.0%	50.0%	0.0	177.6	88.8	665		90%
Mercantile Place on Main (g)	Dallas, TX	D	Q1-08/Q4-08	100.0%	100.0%	87.6	87.6	87.6	366		89%
Barrington Place (d)	Raleigh, NC	A	Q3-08	49.0%	49.0%	0.0	23.7	11.6	274		87%
Legacy Arboretum (d)	Charlotte, NC	A	Q3-08	49.0%	49.0%	0.0	23.1	11.3	266		93%
Hamel Mill Lofts (g)	Haverhill, MA	D	Q4-08/Q2-09	100.0%	100.0%	76.9	76.9	76.9	305		94%
Legacy Crossroads (d) (g)	Cary, NC	A/D	Q4-08/Q3-09	50.0%	50.0%	0.0	35.6	17.8	344		94%

						$362.5	$622.5	$492.0	3,115

Total Prior Two Years Openings (k)						$927.6	$1,240.0	$1,061.4

Total 2009						$276.2	$276.2	$276.2

Total 2008						651.4	963.8	785.2

						$927.6	$1,240.0	$1,061.4

See attached footnotes.

Projects Under Construction as of January 31, 2011 (4)

							Cost at FCE
				Pro-Rata	Cost at Full	Total Cost	Pro-Rata Share	Sq. ft./	Gross
		Anticipated	FCE Legal	FCE % (a)	Consolidation	at 100%	(Non-GAAP) (c)	No. of	Leasable		Lease
Property	Location	Opening	Ownership % (a)	(1)	(GAAP) (b)	(2)	(1) X (2)	Units	Area		Commitment %
					(in millions)
Retail Centers:
Westchester’s Ridge Hill (g)	Yonkers, NY	2011/2012	70.0%	100.0%	$827.4	$827.4	$827.4	1,336,000	1,336,000	(l)	45%

Residential:
8 Spruce Street (formerly Beekman) (g)	Manhattan, NY	Q1-11/12	49.0%	70.0%	$875.7	$875.7	$613.0	903			6	% (m)
Foundry Lofts	Washington, D.C.	Q3-11	100.0%	100.0%	60.3	60.3	60.3	170

					$936.0	$936.0	$673.3	1,073

Arena:
Barclays Center	Brooklyn, NY	2012	26.6%	26.6%	$904.3	$904.3	$240.5	670,000	18,000 seats	(n)	55	% (o)

Total Under Construction (p)					$2,667.7	$2,667.7	$1,741.2

Fee Development:								Sq.ft.
Las Vegas City Hall	Las Vegas, NV	Q1-12	— (q)	— (q)	$0.0	$146.2	$0.0	270,000

FOOTNOTES

( a )	As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures. For some of these projects, the Company provides funding at percentages that differ from the Company’s legal ownership.

( b )	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).

( c )	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.

( d )	Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.

( e )	The cost of the property also includes construction of the 1,248-space parking garage and structural upgrades to accommodate a possible future residential project above the retail center. This also includes Costco which opened Q4-09.

( f )	The difference between the full consolidation cost amount (GAAP) of $339.7 million to the Company’s pro-rata share (a non-GAAP measure) of $512.3 million consists of a reduction to full consolidation for noncontrolling interest of $129.8 million of cost and the addition of its share of cost for unconsolidated investments of $302.4 million.

( g )	Phased-in openings. Costs are representative of the total project.

( h )	The lease percentage for the residential properties represents the occupancy as of January 31, 2011.

( i )	Includes 89,000 square feet of office space.

( j )	Includes 85,000 square feet of retail space.

( k )	The difference between the full consolidation cost amount (GAAP) of $927.6 million to the Company’s pro-rata share (a non-GAAP measure) of $1,061.4 million consists of a reduction to full consolidation for noncontrolling interest of $21.0 million of cost and the addition of its share of cost for unconsolidated investments of $154.8 million.

( l )	Includes 156,000 square feet of office space.

( m )	As of March 29, 2011, 53 leases have been signed since appointments with prospective residents began on February 18, 2011.

( n )	The Nets, a member of the NBA, has a 37 year license agreement to use the arena.

( o )	Represents the percentage of forecasted contractually obligated arena income that is under contract. Contractually obligated income, which include revenue from naming rights, sponsorships, suite licenses, Nets minimum rent and food concession agreements, accounts for 72% of total forecasted revenues for the Arena.

( p )	The difference between the full consolidation cost amount (GAAP) of $2,667.7 million to the Company’s pro-rata share (a non-GAAP measure) of $1,741.2 million consists of a reduction to full consolidation for noncontrolling interest of $926.5 million.

( q )	This is a fee development project, owned by the City of Las Vegas. Therefore, these costs are not included on the full consolidation or pro-rata balance sheet.

Equity Requirements for Projects Under Construction (a)
As of January 31, 2011

		Less			Plus
		Unconsolidated	Full	Less	Unconsolidated	Pro-Rata
		Investments	Consolidation	Noncontrolling	Investments	Consolidation
	100%	at 100%	(GAAP) (b)	Interest	at Pro-Rata	(Non-GAAP) (c)
	(dollars in millions)

Total Cost Under Construction	$2,667.7	$—	$2,667.7	$926.5	$—	$1,741.2
Total Loan Draws and Other Sources at Completion (d)	1,873.3	—	1,873.3	664.5	—	1,208.8

Net Equity at Completion	794.4	—	794.4	262.0	—	532.4

Net Costs Incurred to Date (e)	1,667.9	—	1,667.9	461.2	—	1,206.7
Loan Draws and Other Sources to Date (e)	914.9	—	914.9	199.2	—	715.7

Net Equity to Date (e)	753.0	—	753.0	262.0	—	491.0

% of Total Equity	95%		95%			92%

Remaining Costs	999.8	—	999.8	465.3	—	534.5
Remaining Loan Draws and Other Sources (f)	958.4	—	958.4	465.3	—	493.1

Remaining Equity	$41.4	$—	$41.4	$—	$—	$41.4

% of Total Equity	5%		5%			8%

(a )	This schedule includes only the four properties listed on the previous page. This does not include costs associated with phased-in units, operating property renovations and military housing.

(b)	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).

(c)	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.

(d)	“Other Sources” includes estimates of third party subsidies and tax credit proceeds. The timing and the amounts may differ from our estimates.

(e)	Reflects activity through January 31, 2011

(f)	One of the loan commitments require specific leasing hurdles to be achieved prior to drawing the final amount of the loan. The Company estimates that approximately $45.0 million at 100% and at full consolidation, and $31.5 million at pro-rata consolidation of loan commitments are at risk should these leasing hurdles not be achieved.

Projects Under Development
January 31, 2011
Below is a summary of our active large scale development projects, which have yet to commence construction, often referred to as our “shadow pipeline” which are crucial to our long-term growth. While we cannot make any assurances on the timing or delivery of these projects, our track record speaks to our ability to bring large, complex, projects to fruition when there is demand and available construction financing. The projects listed below represent pro-rata costs of $566.6 million ($859.0 million at full consolidation) of Projects Under Development (“PUD”) on our balance sheet and pro-rata mortgage debt of $111.4 million ($190.1 million at full consolidation).
1) Atlantic Yards — Brooklyn, NY
Atlantic Yards is adjacent to the state-of-the art arena, the Barclays Center, which is designed by the award-winning firms Ellerbe Becket and SHoP Architects and is currently under construction. In addition, Atlantic Yards will feature more than 6,400 units of housing, including over 2,200 affordable units, approximately 250,000 square feet of retail space, and more than 8 acres of landscaped open space.
2) LiveWork Las Vegas — Las Vegas, NV
LiveWork Las Vegas is a mixed-use project on a 12.7-acre parcel in downtown Las Vegas. At full build-out, the project will have a new 260,000-square-foot City Hall for Las Vegas, a fee development project, and is also expected to include up to 1 million square feet of office space and approximately 300,000 square feet of retail.
3) The Yards — Washington, D.C.
The Yards is a 42-acre mixed-use project, located in the neighborhood of the Washington Nationals baseball park in Southeast D.C. The full development is expected to include up to 2,700 residential units, 1.8 million square feet of office space, and 300,000 square feet of retail and dining space. The Yards features a 5.5-acre publicly funded public park that is a gathering place and recreational focus for the community. The first residential building, Foundry Lofts, commenced construction in August 2010.
4) Colorado Science + Technology Park at Fitzsimons — Aurora, CO
The 184-acre Colorado Science + Technology Park at Fitzsimons is becoming a hub for the biotechnology industry in the Rocky Mountain region. Anchored by the University of Colorado at Denver Health Science Center, the University of Colorado Hospital and The Denver Children’s Hospital, the park will offer cost-effective lease rates; build-to-suit office and research sites; and flexible lab and office layouts in a cutting-edge research park. The park is also adjacent to Forest City’s 4,700-acre Stapleton mixed-used development.
5) The Science + Technology Park at Johns Hopkins — Baltimore, MD
The 31-acre Science + Technology Park at Johns Hopkins is a new center for collaborative research directly adjacent to the world-renowned Johns Hopkins medical and research complex. Initial plans call for 1.1 million square feet in five buildings, with future phases that could support additional expansion. In 2008, the Company opened the first of those buildings, 855 North Wolfe Street, a 279,000-square-foot office building anchored by the Johns Hopkins School of Medicine’s Institute for Basic Biomedical Sciences.
6) Waterfront Station — Washington, D.C.
Located in Southwest Washington, Waterfront Station is adjacent to the Waterfront/Southeastern University MetroRail station. Waterfront Station is expected to include 1.2 million square feet of office space, an estimated 350 residential units and 125,000 square feet of stores and restaurants. The project’s first two government office buildings total 631,000 square feet of office, opened in Q1 2010, and included ground-level retail space. The West 4th St Building received LEED Gold certification and the East 4th St Building is expected to meet LEED Silver standards at a minimum. The office component is fully leased to the District of Columbia for governmental offices and the retail space is also substantially leased.
7) 300 Massachusetts Avenue — Cambridge, MA
Located in the science and technology hub of Cambridge, MA, the 300 Massachusetts Avenue block represents an expansion of University Park @ MIT. In a 50/50 partnership with MIT, Forest City is presently focused on a project that reflects a development program of approximately 260,000 square feet of lab and office space. Potential redevelopment of the entire block is possible with the acquisition of adjacent parcels in future phases, and would result in an approximately 400,000 square foot project.

Military Housing as of January 31, 2011
Below is a summary of our equity method investments for Military Housing Development projects. The Company provides development, construction and management services for these projects and receives agreed upon fees for these services. The following phases still have a percentage of units under construction:

		Anticipated	FCE	Cost at Full	Total Cost	No.
Property	Location	Opening	Pro-Rata %	Consolidation	at 100%	of Units
				(in millions)
Military Housing (7)
Pacific Northwest Communities	Seattle, WA	2007-2011	*	$0.0	$280.5	2,985
Marines, Hawaii Increment II	Honolulu, HI	2007-2011	*	0.0	292.7	1,175
Navy, Hawaii Increment III	Honolulu, HI	2007-2011	*	0.0	464.8	2,520
Navy Midwest	Chicago, IL	2006-2012	*	0.0	200.3	1,401
Midwest Millington	Memphis, TN	2008-2012	*	0.0	33.1	318
Air Force Academy	Colorado Springs, CO	2007-2013	50.0%	0.0	69.5	427
Hawaii Phase IV	Kaneohe, HI	2007-2014	*	0.0	475.1	1,141

Total Military Housing				$0.0	$1,816.0	9,967

*	The Company’s share of residual cash flow ranges from 0-20% during the life cycle of the project.
Recent commitment not yet closed
Air Force — Southern Group was awarded on August 30, 2010. We are currently in exclusive negotiations with the Air Force. This project is expected to include 2,185 end state units at four Air Force bases in Sumter, SC, Manchester, TN, Charleston, SC and Biloxi, MS. There are 330 financially excluded units that will not be encumbered by debt and which may be removed from the end state at the sole discretion of the Air Force. The financial closing of the project and commencement of construction are expected in mid 2011.
Development fees related to our military housing projects are earned based on a contractual percentage of the actual development costs incurred. We also recognize additional development incentive fees upon successful completion of certain criteria, such as incentives to realize development cost savings, encourage small and local business participation, comply with specified safety standards and other project management incentives as specified in the development agreements. NOI from development and development incentive fees is $746,000 and $5,883,000 for the three months and year ended January 31, 2011, respectively, and $4,550,000 and $11,169,000 for the three months and year ended January 31, 2010, respectively.
Construction management fees are earned based on a contractual percentage of the actual construction costs incurred. We also recognize certain construction incentive fees based upon successful completion of certain criteria as set forth in the construction contracts. NOI from construction and incentive fees is $880,000 and $5,634,000 for the three months and year ended January 31, 2011, respectively, and $2,474,000 and $8,783,000 recognized during the three months and year ended January 31, 2010, respectively.
Property management and asset management fees are earned based on a contractual percentage of the annual net rental income and annual operating income, respectively, that is generated by the military housing privatization projects as defined in the agreements. We also recognize certain property management incentive fees based upon successful completion of certain criteria as set forth in the property management agreements. Property management, management incentive and asset management fees generated NOI of $3,060,000 and $12,865,000 during the three months and year ended January 31, 2011, respectively, and $3,025,000 and $12,073,000 during the three months and year ended January 31, 2010, respectively.

Land Held for Development or Sale as of January 31, 2011
The Land Development Group acquires and sells raw land and sells fully-entitled developed lots to residential, commercial, and industrial customers. The Land Development Group also owns and develops raw land into master-planned communities, mixed-use projects and other residential developments. Below is a summary of our large Land Develoment projects.

	Gross	Saleable	Option
Location	Acres (1)	Acres (2)	Acres (3)

Stapleton — Denver, CO	254	156	1,369
Mesa del Sol — Albuquerque, NM	3,023	1,659	5,731
Central Station — Chicago, IL	30	30	—
Texas	2,615	2,357	—
Florida	1,412	1,412	—
Carolinas	1,349	1,029	788
Ohio	996	663	470
Arizona	938	514	—
Other	798	789	—

Total	11,415	8,609	8,358

(1)	Represent all acres currently owned including those used for roadways, open spaces and parks.

(2)	Saleable acres represent the total of all acres currently owned that will be available for sales. The Land Development Group may choose to further develop some of the acres into completed sublots prior to sale.

(3)	Option acres are those acres that the Land Development Group has a formal option to acquire. Typically these options are in the form of purchase agreements with contingencies for the satisfaction of due diligence reviews.
Stapleton — Denver, CO
Stapleton represents one of the nation’s largest urban redevelopments. At full build out of 4,700 acres or 7.5 square miles, Stapleton is planned for more than 12,000 homes and apartments, a projected 3 million square-feet of retail and 10 million square-feet of office/research and development/industrial space. Centrally located 10 minutes east of Downtown Denver and 20 minutes from Denver International Airport, Stapleton will be home to 30,000 residents and 35,000 workers when complete.
Mesa del Sol — Albuquerque, NM
Mesa del Sol is a 20-square mile, mixed-use community on the south mesa of Albuquerque, N.M., five minutes from the Albuquerque International Airport. Mesa del Sol’s master plan calls for mixed-use development that will include 1,400 acres for industrial/commercial and office development use, 4,400 acres for residential and supporting retail use, 3,200 acres for open space and parks and 800 acres for schools and universities.
Central Station — Chicago, IL
Located adjacent to the city’s Museum Campus, and just minutes from the heart of Chicago’s Loop, the 80-acre Central Station is one of the fastest growing residential community in the city, with more than 3,656 residential units completed and occupied, 573 units completed and listed for sale and another 4,000 units in development. Central Station, a 14 million-square-foot development, is being developed in partnership with The Fogelson Companies.

Land Held for Development or Sale as of January 31, 2011 (continued)
Other Significant Land Holdings
Legacy Lakes — Aberdeen, NC
Legacy Lakes is a master-planned community located in the Pinehurst area. This community is surrounding the Nicklaus-designed Legacy Golf Course. Legacy Lakes is 405 acres and includes 718 residential lots. Of the 405 total acres, 264 are saleable acres and 11 acres have been sold to date.
Gladden Farms — Marana, AZ
Gladden Farms is a master-planned community that includes residential and commercial uses in a suburban area of northwest Tucson. This community includes parks, trails and a school in a rural setting. Gladden Farms is 1,350 acres and includes approximately 4,141 residential lots and 223 acres of commercial space. As of January 31, 2011, 1,262 lots and 100 commercial acres have been sold. Of the 1,350 total acres, 904 are saleable acres and 432 acres have been sold to date.
Cotton Creek — Mooresville, NC
Cotton Creek is a master-planned community located in a northern suburb of Charlotte, NC. This community will feature a variety of attached and detached home sites, which will be sold to a mix of national and local builders. Cotton Creek is 532 acres. When completed the development is expected to produce approximately 1,300 residential lots.
Tangerine Crossing — Tucson, AZ
Tangerine Crossing is a master-planned gated residential community with a major retail component on the exterior in a desirable region of the Tucson metropolitan area. This community includes open space, trails and recreation. Tangerine Crossing is 309 acres and includes 396 residential lots and a 25-acre retail center. As of January 31, 2011, 201 lots and the 25 commercial acres have been sold. Of the 309 total acres, 103 are saleable acres and 62 acres have been sold to date.
Three Stones — Prosper, TX
Three Stones is a master-planned community of 2,031 acres located in the growth corridor north of Dallas in the town of Prosper. The community is fully entitled and the plan includes approximately 3,090 single family lots, 600 units of attached housing, over 600 acres of parks and open space and 250 acres for commercial/retail use. A variety of single family lot sizes will be offered, as well as a complete amenity center. The development of Phase 1 is expected to be completed in late 2012.
San Antonio Portfolio — San Antonio, TX
Forest City owns four (4) multi-phase communities and finished lots in six (6) additional locations in the San Antonio area, predominantly on the west side. Since January 2008, almost 900 of the total 2,563 lots have been sold. The remaining portfolio is comprised of 510 finished lots and 1,164 undeveloped “paper” lots. Our San Antonio communities serve several different price ranges, and all lots are under option contract to one of eight (8) different builders.
Woodforest — Houston, TX
Woodforest, which is not included in the acres on the previous page, is an active, 3,000-acre master planned community, is located in southern Montgomery County, north of Houston. Forest City entered into this project last year through the formation of a new partnership with Johnson Development, with Forest City providing capital for financing and development. The project is zoned for 5,700 units and six (6) active home builders are currently involved with model homes in place serving a wide range of prices. Over 200 home sales have occurred to date. The project is being developed adjacent to the 27-hole Woodforest Golf Club that opened in 2001 and has been rated one of the top courses in the state.